Exhibit F-1


                 [Letterhead of Richards, Layton & Finger, P.A.]







                                 March 31, 2000






Sidley & Austin
Bank One Plaza
10 S. Dearborn
Chicago, Illinois 60603

                  Re:      CPL Transition Funding LLC

Ladies and Gentlemen:

                  We have acted as special Delaware counsel for CPL Transition Funding LLC, a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(1) The Certificate of Formation of the Company, dated as of October 28, 1999 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on October 28, 1999;

(2) The Limited Liability Company Agreement of the Company, dated as of October 28, 1999 (the "LLC Agreement"), made and entered into by Central Power and Light Company, a Texas corporation ("Central"); and

(3) A Certificate of Good Standing for the Company, dated March 31, 2000, obtained from the Secretary of State.



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Sidley & Austin
March 31, 2000
Page 3


                  For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (c) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (c) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  With respect to all documents  examined by us, we have assumed
(i) the  authenticity of all documents  submitted to us as authentic  originals,
(ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                  For purposes of this opinion, we have assumed (i) that the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Company, and that the LLC Agreement and the Certificate are in full force and effect and have not been amended, (ii) that Central has been duly organized and is validly existing in good standing under the laws of Texas, (iii) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Company, (iv) that Central has the power and authority to execute and deliver, and to perform its obligations under, the LLC Agreement, and (v) that Central has duly authorized, executed and delivered the LLC Agreement.

                  This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

                  Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Company has been duly formed and is validly existing in good standing as a limited liability company under the laws of the State of Delaware.



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                  We consent to your  relying as to matters of Delaware law upon this opinion in connection with the matters contained herein in connection with opinions to be rendered by you on the date hereof relating to the Company,. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                                     Very truly yours,